UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [ x ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ x ]	Soliciting Material Pursuant to sec. sec. 240.14a-12

CHROMAVISION MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x ]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

News Release

NEWS RELEASE for JUNE 13, 2002

Investors: Matt Clawson Allen & Caron, Inc. (949) 474-4300 Media: Aaron Kwittken (212) 699-2788	ChromaVision Medical Systems, Inc.: Allison Wlodyka, Investor Relations Kevin C. O’Boyle, COO & CFO (888) 443-3310	Safeguard Scientifics, Inc.: Mona Zeehandelaar Director of Investor Relations (610) 293-0600 Media: Ron Ticho (610) 360-0205

CHROMAVISION OBTAINS $10 MILLION IN EQUITY FUNDING AND DEBT
GUARANTEES FROM SAFEGUARD SCIENTIFICS, INC. AS PART OF
RECAPITALIZATION PLAN VALUED AT UP TO $22.5 MILLION

Plan Includes Purchase and Conversion of Outstanding Series D Preferred Stock;
Strengthens ChromaVision’s Balance Sheet and Capital Structure, Reinforces Safeguard Strategy

         San Juan Capistrano, CA and Wayne, PA — June 13, 2002 — ChromaVision Medical Systems, Inc. (Nasdaq: CVSN) and Safeguard Scientifics, Inc. (NYSE: SFE) today announced an agreement pursuant to which Safeguard will invest up to $7 million in return for shares of ChromaVision Common Stock, acquire shares of ChromaVision’s outstanding Series D Preferred Stock (having a liquidation preference of $10.7 million) from current holders and guarantee a line of credit in a follow-on debt transaction in the amount of up to $3 million. Each of the holders of the $12.5 million of the Series D Preferred Stock has agreed, subject to certain exceptions, to convert its Series D holdings into Common Stock after receipt of the requisite stockholder approval, thereby eliminating the liquidation preferences and other preferential rights of the Series D Preferred Stock. This comprehensive $22.5 million debt and equity-refinancing package substantially strengthens ChromaVision’s financial position and improves its capital structure.

         The infusion of working capital will be used to fund operations as ChromaVision continues to accelerate its sales and marketing activities. Safeguard is a founding investor in ChromaVision and a leader in building and creating long-term value in technology companies. After completion of the transactions, Safeguard will own approximately 54% of the outstanding common shares of ChromaVision.

         “ChromaVision fits our strategy of majority ownership in companies with advanced proprietary software,” said Anthony L. Craig, President and CEO of Safeguard. “The company has made tremendous progress in the market place over the last 18 months, showing quarter over quarter growth of over 40% in fee-per-use recurring revenue over this period. ChromaVision has successfully commercialized the proprietary assets that it was founded on in the form of the Automated Cellular Imaging System (ACIS®). We believe that the comprehensive intellectual property encapsulated in the imaging software will continue to be a source of competitive differentiation for the company. As the company enters its ‘time-to-volume’ stage of commercialization, the combination of expansion capital and a scalable business model will accelerate its growth.”

         ChromaVision President and CEO, Carl W. Apfelbach said, “Safeguard’s proven track record for bringing tangible value to its partner companies will help us to continue to maintain our market leadership position. The longevity of Safeguard’s support and their growing financial participation reflects continued confidence and underscores the potential that ChromaVision represents for its stockholders, including Safeguard.

MORE-MORE-MORE

CHROMAVISION OBTAINS FUNDING FROM SAFEGUARD
Page 2-2-2

         Apfelbach added, “While senior management has been working to finalize this round of funding, the rest of the ChromaVision team has remained highly focused on the execution of our business. Results of these efforts are evident in ChromaVision’s progress through the first two months of this second quarter. We secured more new customer contracts in the first two months of the quarter than we have during the first two months of any other quarter. At the same time, the volume per unit placement and margins continue to be strong. We expected the real impact of the newest additions to our sales force to begin in the third quarter, but we are seeing some very encouraging early success with these new representatives.”

         Of the $7 million to be provided to ChromaVision for Common Stock, $6,425,021 is expected to be funded today and Safeguard will receive approximately 4,053,641 shares of Common Stock, for a per share purchase price of $1.585. This will increase Safeguard’s ownership of ChromaVision outstanding Common Stock from 30% to approximately 42%. Safeguard also acquired Series D Preferred Stock having a liquidation preference of $10.7 million out of an aggregate of $12.5 million for all shares of Series D Preferred Stock outstanding. Following receipt of requisite stockholder approval, Safeguard has agreed to acquire an additional 362,763 shares of Common Stock for $574,979, or $1.585 per share. Each of the holders of the Series D Preferred Stock has agreed to convert the Series D shares into approximately 7.9 million shares of ChromaVision Common Stock following the stockholder approval (subject to certain exceptions). In connection with the transaction, ChromaVision agreed to adjust the exercise price of warrants to purchase an aggregate of 524,750 shares of Common Stock held by the holders of the Series D Preferred Stock (other than Safeguard) from $6.8604 per share to $2 per share. Immediately after these transactions have been completed and assuming full conversion, Safeguard’s ownership of the outstanding ChromaVision Common Stock will be approximately 54%. At that time, all of the outstanding capital stock of ChromaVision will consist solely of Common Stock, and ChromaVision will have received $7 million in equity funding and a backup guarantee on a line of credit valued at up to $3 million. The line of credit has not yet been obtained, but ChromaVision is confident that, with Safeguard’s guarantee, it will be able to obtain the financing. In the event that the requisite stockholder vote is not obtained, the holders of the Series D Preferred Stock will be entitled to require the Company to redeem the Series D Preferred Stock at 120% of the liquidation preference or $15 million and Safeguard will be entitled to a payment from ChromaVision of $700,000. Safeguard has committed to vote its shares in favor of the conversion and additional common equity purchase and has received proxies from each of the holders of the Series D Preferred Stock enabling it to vote their shares in favor of the transaction.

About ChromaVision Medical Systems, Inc.

         ChromaVision Medical Systems, Inc., of San Juan Capistrano, Calif., markets its Automated Cellular Imaging System (ACIS®), a versatile digital microscope system with the ability to detect, count and classify cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that ACIS is able to substantially improve the accuracy, sensitivity, and reproducibility of cell imaging. Unlike manual methods of viewing and analysis, the ACIS system combines proprietary software, color-based imaging technology with automated microscopy and commercially available stains and reagents. The ACIS system has been adopted by many of the top medical organizations in the United States and Europe.

         ChromaVision and ACIS are registered trademarks of ChromaVision Medical Systems, Inc.

         For more information, visit the company’s website at www.chromavision.com.

About Safeguard

         Safeguard Scientifics (NYSE:SFE) is an operating company that creates long-term value by focusing on technology-related companies that are developed through superior operations and management support. Safeguard acquires and operates companies in three principal areas: business and IT services, software and emerging technologies. For more information, please visit www.safeguard.com.

MORE-MORE-MORE

CHROMAVISION OBTAINS FUNDING FROM SAFEGUARD
Page 3-3-3

Stockholders should read the proxy statement for the special meeting of stockholders expected to be held to approve certain matters relating to the transaction described above when it becomes available because it will contain important information. Stockholders can get a copy of the proxy statement when it becomes available and other relevant information about ChromaVision and the transaction free at the website of the Securities and Exchange Commission at <http://www.sec.gov>. ChromaVision will provide copies of the definitive proxy statement free to stockholders when it is available.

The statements contained herein regarding ChromaVision Medical Systems, Inc. include forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, whether the Company’s stockholders approve the financing transaction with Safeguard, The Company’s ability to obtain any additional required financing, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

# # # #